Exhibit 4(ii)

Form of Fixed Contingent Annuity Certificate

TRANSAMERICA ADVISORS LIFE INSURANCE COMPANY

A Stock Company

Home Office: [Little Rock, Arkansas]

[1-800-553-5957]

GROUP CONTINGENT DEFERRED ANNUITY CERTIFICATE

This Certificate protects Certificate Owners against the loss of income if the Covered Asset Pool is reduced to zero within the conditions outlined in this Certificate.

PLEASE REVIEW THIS CERTIFICATE CAREFULLY. To receive benefits of this Certificate, You must comply with all terms of this Certificate, and the Third-Party Administrator must comply with all of Our requirements regarding monitoring of the Covered Asset Pool composition.

WE AGREE to pay You the Coverage Amount each year for Your (or Covered Person’s) lifetime if the Insured Event occurs provided, that all other conditions of this Certificate are met.

THIS CERTIFICATE HAS NO CASH VALUE, NO SURRENDER VALUE AND PROVIDES NO DEATH BENEFIT. DEPENDING ON INVESTMENT PERFORMANCE AND WHETHER OR NOT THE INSURED EVENT OCCURS; YOU MAY NEVER RECEIVE ANY BENEFITS UNDER THIS CERTIFICATE.

RIGHT TO EXAMINE. If for any reason You are not satisfied with this Certificate, You may return it to Us within 30 days of receipt of this Certificate. It may be returned by delivering or mailing it to Us at [4333 Edgewood Road NE, Cedar Rapids, IA 52499].

GROUP CONTINGENT DEFERRED ANNUITY CERTIFICATE

Non-Participating

SALB2-CERT-0513

CERTIFICATE DATA

Group Contract Number:	[01234]
Group Contract Holder:	[Group Contract Holder]
Certificate Date:	[05/01/2013]
Certificate Number:	[03456]
State of Issue:	[Delaware]
Certificate Owner(s):	[John Doe & Mary Doe]
Covered Person(s):	[John Doe]
Age(s) at Issue:	[Age(s) of Covered Person(s)]
Account Number at Issue:	[1234]
Account Maintained By:	[Financial Institution]
Life Option:	[Joint]
Fee Option:	[1]
Initial Investment Profile\Strategy:	[A]
Initial Certificate Fee Percentage:	[1.5]

Maximum Total Contributions per Certificate or Covered Person: [$1 million; cumulative contributions in excess of $1 million per Certificate or Covered Person must be pre-approved by Us.]

Minimum Initial Contribution per Certificate: [$50,000]

Regardless of the contribution limit noted above, We may suspend Subsequent Contributions at any time by providing written notice.

ARTICLE I – DEFINITIONS

Account: An Account established and maintained with a Financial Institution within which the Covered Assets are held on behalf of the Certificate Owner (or the non-natural person or Qualified Account holding the assets).

Additional Coverage Amount: In connection with Qualified Accounts, the additional amount (because of a Required Minimum Distribution (RMD)), if any, that You may Withdraw from the Covered Asset Pool in excess of the Coverage Amount during any calendar year pursuant to Section 3.5. The Additional Coverage Amount will not be deemed to be an Excess Withdrawal or reduce the Coverage Amount in future years, if taken from the Covered Asset Pool after the Lock-In Date but prior to the Insured Event. Only one RMD may be taken in any one Certificate Year.

Advisory Fee: Fees paid by You for asset management and/or investment advisory services with respect to Covered Assets. This fee subject to the limitations set forth in Table 4 may be withdrawn from the Covered Assets.

Annual Fee Allowance: The Certificate Fee and/or Advisory Fee, if any, that may be withdrawn each Certificate Year prior to the Insured Event without such Withdrawals being considered Excess Withdrawals. Any Withdrawal not properly identified as a Withdrawal to pay the Certificate Fee or Advisory Fee will not be counted as a Withdrawal covered by the Annual Fee Allowance and may result in an Excess Withdrawal.

Annuitant: The person (persons for joint Annuitants) upon whose continuation of life annuity payments may be made subject to the terms of this Certificate. Also referred to as the Covered Person.

Asset Class Category: The designation group for each Eligible Fund indicated in Table 1. Asset Category Cap: The maximum percentage of the Covered Asset Value which can be invested in each Asset Class Category in accordance with Article IV.

Attained Age: The age of each Covered Person on his or her last birthday.

Automatic Step-Up: Any time that Your Coverage Amount or Coverage Base, as the case may be, is increased over the last prevailing Coverage Amount or Coverage Base, respectively, as a result of increases as described in Sections 3.1(b) and 3.2(a) subject to the limitations described in Section 3.4.

Calculation Date: The Certificate Date and thereafter each Quarterversary and Certificate Anniversary.

Certificate: The individual Certificate which provides coverage under the Contract issued by the Company to the Group Contract Holder.

Certificate Anniversary: An anniversary of the Certificate Date, which is used in calculating the Coverage Base and the Coverage Amount. If the Certificate Anniversary does not fall on a Valuation Day, the values and calculations associated with such Certificate Anniversary will be made as of the next following Valuation Day.

Certificate Contributions or Contributions: The initial Certificate Contribution is the Covered Asset Pool value on the Certificate Date. After the Certificate Date, but before the Lock-In Date, additional investments may be made by a Certificate Owner into the Covered Asset Pool. We refer to these as “Subsequent Contributions”.

Certificate Date: The date on which We issue this Certificate to You. The Certificate Date is shown on the Certificate Data Page.

Certificate Fee: The fee We charge You on the Calculation Date for the benefits provided under this Certificate.

Certificate Fee Adjustment: An adjustment made to the Certificate Fee because of a Covered Asset Transfer, Subsequent Contribution and/or Excess Withdrawal.

Certificate Fee Percentage: A factor used to determine the Certificate Fee. The current and maximum Certificate Fee Percentages are shown in Tables 3a and 3b.

Certificate Owner or You or Your: The person (or persons) purchasing or owning this Certificate in accordance with Article II.

Certificate Year: A one year period beginning on a Certificate Anniversary (or the Certificate Date).

Code: The Internal Revenue Code of 1986, as amended.

Company, Us, We or Our: Transamerica Advisors Life Insurance Company, the issuer of this Certificate. Compliance Deadline: The applicable timeframe by which You must take corrective action to comply with the terms and conditions under this Certificate.

Composition Requirements: The requirements We establish from time to time with respect to the composition of Covered Assets in the Account. These requirements are outlined in Article IV of this Certificate.

Contract: The group contingent deferred annuity contract issued by Us to the Group Contract Holder and pursuant to which this Certificate may be issued.

Conversion: A contractual right under which a Certificate Owner may exchange their existing Certificate for a new Certificate while retaining their Coverage Base or Coverage Amount from the terminated Certificate.

Coverage Amount: Prior to the Lock-In Date, it is equal to zero. On or after the Lock-In Date but before the Insured Event, it is the amount during any Certificate Year that You may withdraw from the Covered Asset Pool without reducing the Coverage Amount in future years. On or after the Insured Event, provided certain conditions are met, it is the amount that We will pay to You or Your Spouse, as the case may be, in the form of a lifetime annuity as described in Articles V and IX.

Coverage Base: The amount used to determine the initial Coverage Amount. The Coverage Base is also used to calculate the Certificate Fee for certain Fee Options as shown in Table 4. The Coverage Base has no surrender value and may not be withdrawn from this Certificate.

Coverage Percentage: On or after the Lock-In Date but before the Insured Event, the Coverage Percentage refers to a factor that the Coverage Base or Covered Asset Pool, as applicable, is multiplied by to determine the Coverage Amount. The factor is based on the Attained Age of the applicable Covered Person on the Lock-In Date and the then corresponding 10 year U.S. Treasury bond yield as shown on Table 5.

Covered Asset: An Eligible Asset designated by You for coverage under this Certificate which is held within an Account.

Covered Asset Pool: All Covered Assets held in an Account at the close of any Valuation Day.

Covered Asset Transfer: The movement of money out of one Covered Asset into another Covered Asset. The transfer of money out of one Eligible Asset into an Ineligible Asset is not a Covered Asset Transfer but rather constitutes a Withdrawal or an Excess Withdrawal, as the case may be.

Covered Asset Value: The aggregate net asset value of the Covered Asset Pool as of the close of each Valuation Day.

Covered Person: The person (or person and his or her Spouse under a joint life Certificate) on whose life (or lives) benefits are paid under this Certificate. The Covered Person is also referred to as the Annuitant.

Eligible Asset: An Eligible Fund or Eligible Strategy that We designate as eligible for coverage under this Certificate. After this Certificate is issued, We may designate additional Eligible Assets. Once We designate an Eligible Asset, We, at any time in the future, may determine such investment or strategy is no longer an Eligible Asset.

Eligible Fund: An individual investment (e.g., mutual fund or exchange-traded fund) that We may designate from time to time as being eligible for coverage under this Certificate. The current listing of Eligible Funds is available by contacting the Company.

Eligible Strategy: A specified group of Eligible Strategy Funds that We designate as being eligible for coverage under this Certificate when held or rebalanced in accordance with allocation percentages and Composition Requirements that We specify. The current listing of Eligible Strategies is available by contacting the Company.

Eligible Strategy Fund: An individual investment (i.e., mutual fund or exchange-traded fund) We designate from time to time as being eligible for coverage under this Certificate as part of an Eligible Strategy.

Excess Withdrawal: Prior to the Lock-In Date, any Withdrawal excluding Withdrawal of any Annual Fee Allowance, if applicable. After the Lock-In Date, any Withdrawal in excess of the Coverage Amount excluding Withdrawal of any Annual Fee Allowance, if any, in a Certificate Year and/or Withdrawal of an Additional Coverage Amount, if any, in a calendar year.

Family Limited Partnership: A limited partnership controlled by members of a family.

Fee Basis: The value (either the Covered Asset Value or Coverage Base) by which the applicable Certificate Fee Percentage (see Tables 3a and 3b) is applied to determine the Certificate Fee. Fee Basis is shown in Table 4.

Fee Factor: The value We use to identify the weighted risk of the Eligible Funds in the Covered Asset Pool as described in Section 6.3. The Fee Factor is used to determine the applicable Investment Profile. The current Fee Factor ranges for each Investment Profile are shown in Table 2.

Fee Option: The option You select which determines if the Certificate Fee and Advisory Fee, if any, will or will not be allowed to be withdrawn from the Covered Assets and the corresponding Fee Basis. These options are shown in Table 4.

Financial Institution: An entity approved by Us to establish and maintain an Account on Your behalf (or the non-natural person or Qualified Account holding the assets on Your behalf). We may designate additional approved Financial Institutions, and may, for any reason, disapprove a previously approved Financial Institution.

Fund Factor: The factor derived from the use of a proprietary algorithm that attempts to assess the relative risk associated with each Eligible Fund. The algorithm factors criteria such as market data, historical volatility and other measures of exposure. We then attribute a Fund Factor to every Eligible Fund. The Company may change the Fund Factor from time to time. The current list of available Eligible Funds and current Fund Factors are available by contacting the Company.

Group Contract Holder: The entity (including a trust, if applicable) to which the Contract is issued.

Ineligible Asset: An investment (e.g., mutual fund or exchange-traded fund) that We have not yet designated (or no longer designate) as an Eligible Asset and is not or is no longer a Covered Asset.

Insured Event: The date when the Covered Asset Value is reduced to zero by reasons other than an Excess Withdrawal. The Insured Event must occur, and other conditions as described in Section 5.1 must be met, before the Coverage Amount will be paid under Section 9.1.

Investment Profile: Any number of listed profiles that We may establish from time to time, based on minimum and maximum Fee Factor ranges as described in Table 2. The Investment Profile is used in determining the Certificate Fee as described in Sections 6.1 and 6.3 and is shown in Table 3a.

IRA: Individual Retirement Accounts governed by Code Sections 408 (IRA) or 408A (Roth IRA).

Lock-In Date: The Valuation Day You establish Your initial Coverage Amount. For Certificates issued as part of a Conversion, the Lock-In Date from the prior Certificate will be the Lock-In Date for the new Certificate. It may be no earlier than the date You (or if joint life coverage is selected, the date Your Spouse, if younger) attain age [60]. Subsequent Contributions are not permitted after the Lock-In Date or the Insured Event.

Maximum Total Contributions: The maximum amount of Contributions that can be made to the Covered Asset Pool as shown on the Data Page of this Certificate.

Net Certificate Contributions: Aggregate Certificate Contributions less Excess Withdrawals. Non-Qualified Account: An Account other than a Qualified Account held outside any tax advantaged retirement and savings arrangement as provided for under the Code.

Qualified Account: An Account maintained pursuant to:

(a)	An IRA;

(b)	A Tax-Sheltered Annuity Custodial Account as defined in Section 403(b)(7) of the Code;

(c)	A plan under Section 457(b) of the Code; or

(d)	A plan qualified under Section 401(a) of the Code and federal law.

Quarterversary: The same calendar day of each successive three month period, beginning with the Certificate Date. If the Certificate Date falls on the 29th , 30th , or 31st and there is no corresponding date in a subsequent third month, or falls on a non-Valuation Day, the values and calculations associated with such Quarterversary will be made as of the next following Valuation Day.

Required Minimum Distribution (RMD): With respect to a Qualified Account, this is the minimum amount, calculated pursuant to Section 401(a)(9)(A) of the Code and the regulations thereunder, that must be distributed annually to a beneficial owner of a Qualified Account (other than a Roth IRA), beginning within the time period prescribed under Section 401(a)(9)(C) of the Code and the regulations thereunder.

Spouse: Your Spouse (husband or wife), as recognized under the Code and federal law.

Subsequent Contribution: After the Certificate Date, but prior to the Lock-In Date, You may make additional Contributions. The sum of the initial Contribution and any Subsequent Contributions may not exceed the Maximum Total Contributions. Subsequent Contributions do not include dividends, capital gains or Covered Asset Transfers from Covered Assets that are automatically reinvested. After the Lock-In Date, Subsequent Contributions will not be permitted.

Third-Party Administrator: The entity with whom We have contracted to monitor the composition of the Covered Asset Pool in accordance with Our requirements.

Valuation Day: Each day and for so long as the New York Stock Exchange is open for regular trading.

Withdrawal: Any Withdrawal from, or transfer out of, the Covered Asset Pool. All amounts deducted from the Covered Asset Pool during the term of this Certificate (including the sale, exchange, or transfer of assets from the Covered Asset Pool as well as the possible conversion of Covered Assets into Ineligible Assets) are treated as Withdrawals. Dividends and capital gains distributions which are not automatically reinvested back into the Account are also treated as Withdrawals.

ARTICLE II – WHEN CERTIFICATE COVERAGE STARTS

2.1	Certificate Eligibility and Ownership

Benefits are offered to Certificate Owners investing in Covered Assets which are held in an Account at a Financial Institution, subject to the terms and conditions set forth in this Certificate. At all times while this Certificate is in effect, this Certificate must be owned:

(a)	by an individual;

(b)	by two individuals who are Spouses;

(c)	by a trust or other non-natural person acting as agent in accordance with Section 72(u) of the Code for an individual or for two individuals who are Spouses;

(d)	by an individual or two individuals who are Spouses and are the sole-general partner(s) of a Family Limited Partnership holding the Account; or

(e)	by a Qualified Account holding assets on behalf of a Covered Person.

Certificates relating to a single Covered Person are called a “Single Life Certificate” and those relating to more than one Covered Person who are Spouses are called a “Joint Life Certificate”. A Covered Person must be a natural person.

2.2	Single Life Certificate

If this Certificate is owned by a single individual the Certificate Owner must, on the Certificate Date or at the time he or she becomes the Certificate Owner (as described in Article VIII), be:

(a)	between the Attained Ages of [35] and [90];

(b)	an owner of the Account or the sole general partner of a Family Limited Partnership holding the Account, or when this Certificate is held in connection with a Qualified Account the Certificate Owner is the sole beneficial owner of the Qualified Account; and

(c)	the Covered Person.

If this Certificate is owned jointly by two individuals, the joint Certificate Owners on the Certificate Date or at the time they become Joint Certificate Owners must be:

(a)	both between the Attained Ages of [35] and [90];

(b)	joint owners of the Account or the sole general partners of a Family Limited Partnership holding the Account), or when this Certificate is held in connection with a Qualified Account, one of the joint Certificate Owners is the sole beneficial owner of the Qualified Account;

(c)	Spouses (at least one of the Spouses must be the owner or beneficial owner of the Account and the other Spouse must be the sole primary beneficiary or joint owner of the Account.); and

(d)	a Covered Person (one of the Certificate Owners).

If this Certificate is owned by a trust acting as agent for an individual in accordance with Section 72(u) of the Code, the individual for whom the Certificate Owner acts as agent on the Certificate Date, or at the time the trust becomes the Certificate Owner on behalf of the individual (as described in Article VIII), must be:

(a)	between the Attained Age of [35] and [90];

(b)	an owner of the Account (or the Certificate Owner must be the owner of the Account as agent for the individual); and

(c)	the Covered Person.

If the Covered Asset Pool is owned by a Family Limited Partnership, a Certificate may be issued only to a general partner of that Family Limited Partnership and the Certificate Owner must, on the Certificate Date or at the time he or she becomes the Certificate Owner (as described in Article VIII) be:

(a)	between the Attained Age of [35] and [90]; and

(b)	the Covered Person.

Upon the occurrence of the Insured Event and subject to the conditions shown in Article V of this Certificate, the Coverage Amount payments will be made to the Certificate Owner(s) and not the Family Limited Partnership.

If this Certificate is owned by a Qualified Account, the beneficial owner of the Qualified Account must on the Certificate Date or at the time he or she becomes the beneficial owner of the Qualified Account that is the Certificate Owner be:

(a)	between the Attained Age of [35] and [90];

(b)	the sole beneficial owner of the Qualified Account; and

(c)	the Covered Person.

2.3	Joint Life Certificates

Joint coverage may be elected or unelected at any time prior to the Lock-In Date. In all cases the joint Covered Persons must be Spouses on the date joint coverage is elected. In the case of a Certificate purchased in connection with a Qualified Account or by a Qualified Account, if joint coverage is elected, the difference between the Attained Ages of the joint Covered Persons may not be more than 10 years.

The Attained Age of the Covered Person means, in the case of a joint life Certificate, the Attained Age of the younger Covered Person. For joint life Certificates, one or both joint Covered Person must be alive at the time of the Insured Event. We may require satisfactory evidence that the Covered Person or joint Covered Person is alive before any payments can begin. If coverage is for joint Covered Persons, each of the applicable Coverage Percentages will be [0.5%] lower than for a single Covered Person.

If the joint life Certificate is owned by a single individual on the Certificate Date then:

(a)	Both You and Your Spouse must be between the Attained Ages of [35] and [90];

(b)	Your Spouse must be the sole primary beneficiary on this Certificate for the death distribution rules of Section 72(s) of the Code;

(c)	Your Spouse must be the sole primary beneficiary or joint owner of the Account; and

(d)	You and Your Spouse must both be Covered Persons.

If the joint life Certificate is owned jointly by two individuals, the joint Certificate Owners on the Certificate Date must be:

(a)	both between the Attained Ages of [35] and [90];

(b)	Spouses (at least one of the Spouses must be the owner or beneficial owner or the Account and the other Spouse must be the sole primary beneficiary or joint owner of the Account;

(c)	Covered Persons; and

(d)	the designated beneficiary of the other Certificate Owner for the death distribution rules of Section 72(s) of the Code.

If the Covered Asset Pool is owned by a Family Limited Partnership in order for a joint life Certificate to be issued, such Certificate Owners must be:

(a)	both sole general partners of the Family Limited Partnership;

(b)	both between the Attained Ages of [35] and [90];

(c)	Spouses; and

(d)	Covered Persons.

Upon the occurrence of the Insured Event and subject to the conditions shown in Article V of this Certificate, the Coverage Amount payments will be made to the Certificate Owner(s) and not the Family Limited Partnership.

If the joint life Certificate is used in connection with a Qualified Account, then:

(a)	Both Covered Persons must be between the Attained Ages of [35] and [90];

(b)	The Certificate Owner’s Spouse must be the sole primary beneficiary of the Qualified Account;

(c)	The difference between the ages of the joint Covered Persons may not be more than 10 years; and

(d)	If there are joint Covered Persons but only one Certificate Owner, then the joint Covered Person who is not the Certificate Owner will be the designated beneficiary of the Certificate Owner for the death distribution rules of Section 72(s) of the Code.

If the joint life Certificate is owned by a Qualified Account, then:

(a)	Both Covered Persons must be between the Attained Ages of [35] and [90];

(b)	The beneficial owner of the Qualified Account’s Spouse must be the sole primary beneficiary of the Qualified Account; and

(c)	The difference between the ages of the joint Covered Persons may not be more than 10 years.

2.4	Certificate Coverage

The Coverage for a Certificate begins on the Certificate Date. The Coverage Amount, however, is not immediately payable and will not become payable until and unless the Insured Event occurs and provided that all other conditions of this Certificate are met.

ARTICLE III – AMOUNT OF COVERAGE

3.1	Coverage Amount

The Coverage Amount establishes limits for the amount that may be withdrawn without reducing the Coverage Amount in future years, and represents the amount that may be payable by Us following the Insured Event provided all conditions of this Certificate are met. The Coverage Amount will vary during the term of this Certificate.

(a)	Prior to the Lock-In Date, the Coverage Amount is zero.

(b)	You may elect at any time on or after the earliest Lock-In Date to “Lock-In” the Coverage Amount. On the Lock-In Date, We calculate the initial Coverage Amount by multiplying the applicable Coverage Percentage by the greater of:

a.	The Coverage Base; or

b.	The then current Covered Asset Value.

(c)	After the Lock-In Date but before the Insured Event;

a.	The Coverage Amount and any Annual Fee Allowance, if any, each Certificate Year and/or the Additional Coverage Amount, if any, in a calendar year is the maximum amount You can withdraw from the Covered Asset Pool without causing an Excess Withdrawal. If You take a Withdrawal(s) of less than the Coverage Amount or the Annual Fee Allowance if any, during a Certificate Year, the unused portion cannot be carried over to another Certificate Year. If You withdraw less than the Additional Coverage Amount, if any, in a calendar year, the unused portion cannot be carried over to the next calendar year.

b.	The Coverage Amount is recalculated on each Certificate Anniversary. The Coverage Amount is the greater of:

i.	The then current Coverage Amount; or

ii.	The current Covered Asset Value on the Certificate Anniversary multiplied by the then current Coverage Percentage as determined by the Covered Person’s Attained Age on the Lock-in Date (for a joint life Certificate, the Attained Age of the younger Spouse on the Lock-In Date) and the current 10-year United States Treasury Bond Yield.

Subject to Section 3.4, if Your Coverage Amount increases pursuant to ii above, We will treat the increase as an Automatic Step-Up and the Coverage Base will be reset as noted in Section 3.2(d).

(d)	After the Insured Event and provided certain conditions are met, the Coverage Amount is the amount of the lifetime fixed annuity payments We will make to You each Certificate Year. The Annual Fee Allowance, if applicable, no longer applies. Advisory Fees, if any, must be paid by You from another source.

For Certificates issued as part of a Conversion, the Coverage Amount will be no less than the Coverage Amount on the day the prior Certificate was terminated.

3.2	Coverage Base

The Coverage Base is used to calculate the initial Coverage Amount. The Coverage Base is also used to calculate the Certificate Fee under certain Fee Options. The Coverage Base is not available as a cash value.

(a)	On the Certificate Date, the initial Coverage Base is equal to the Covered Asset Value.

(b)	Prior to the Lock-In Date, the Coverage Base will increase in two circumstances:

a.	First, each time you make a Subsequent Contribution to the Covered Asset Pool (up to a maximum of $1 million in aggregate Contributions unless approved by Us), Your Coverage Base is immediately increased by the amount of the Subsequent Contribution.

b.	Second, on each Certificate Anniversary prior to the Lock-In Date, the Coverage Base will be reset to equal the greatest of:

i.	The current Coverage Base;

ii.	The Covered Asset Value on that Certificate Anniversary; or

iii.	Provided there have been no Excess Withdrawals during the preceding Certificate Year, the highest Covered Asset Value as of any Quarterversary during the immediately preceding Certificate Year.

Subject to Section 3.4, if the Coverage Base increases pursuant to ii or iii above, We will treat the increase as an Automatic Step-Up.

(c)	On the Lock-In Date, the Coverage Base will be the greater of:

a.	The current Coverage Base; or

b.	The current Covered Asset Value.

Subject to Section 3.4, if the Coverage Base increases pursuant to b above, We will treat the increase as an Automatic Step-Up.

(d)	After the Lock-In Date but before the Insured Event, the Coverage Base is no longer used to calculate the Coverage Amount and is only used to calculate the Certificate Fee for those Fee Options using Coverage Base as a Fee Basis.

Subject to Section 3.4, if Your Coverage Amount increases We will treat the increase as an Automatic Step-Up and the Coverage Base will be reset to:

(A / B) x C, where:

A = Coverage Amount after the Automatic Step-Up;

B = Coverage Amount immediately prior to the Automatic Step-Up; and

C = Coverage Base prior to the Automatic Step-Up.

(e)	After the Insured Event and provided certain conditions are met, no Certificate Fee is charged and the Coverage Base will no longer be calculated.

For Certificates issued as part of a Conversion, the Coverage Base on the Certificate Date will be no less than the Coverage Base on the day prior to Certificate termination.

3.3	Coverage Percentage

The Coverage Percentage is the factor that the Coverage Base or Covered Asset Pool is multiplied by to determine the Coverage Amount.

(a)	Prior to the Lock-In Date the Coverage Percentage is zero.

(b)	On or after the Lock-In Date but before the Insured Event, the Coverage Percentage is determined by using the Covered Person’s Attained Age on the Lock-In Date (or for a joint life Certificate, the Attained Age of the younger Spouse on the Lock-In Date) and the current yield on the 10-year United States Treasury Bond. See Table 5 for a complete list of Coverage Percentages.

(c)	After the Insured Event and provided certain conditions are met, the Coverage Amount will not change and the Coverage Percentage will no longer be calculated.

3.4	Automatic Step-Up

After the first Certificate Year, the Certificate Fee Percentages may increase or decrease due to an Automatic Step-Up of the Coverage Base or Coverage Amount. Certificate Fee Percentages will never exceed the maximum Certificate Fee Percentages shown in Tables 3a and 3b. Changes in the Certificate Fee Percentage may result in an increase or decrease in the Certificate Fee paid.

You have the right to reject any Automatic Step-Up provided We receive the rejections within [thirty (30)] days following the Certificate Anniversary on which the Automatic Step-Up occurs. If You reject an Automatic Step-Up, You must notify Us in a manner acceptable to Us. Upon such rejection, the increase in the Certificate Fee Percentage, as well as any changes to the Coverage Amount or Coverage Base resulting from the Automatic Step-Up will be reversed. Rejection of an Automatic Step-Up will not be deemed a rejection of future Automatic Step-Ups.

3.5	Additional Coverage Amount: RMDs for Qualified Accounts

If the Covered Asset Pool is held in a Qualified Account and if Your (or the beneficial owner’s Qualified Account) RMD (for the purposes of determining the Additional Coverage Amount) is calculated using:

(a)	The age of the beneficial owner of the Qualified Account will attain in the current calendar year (the Required Minimum Distributions do not start prior to Your attaining the required beginning date as defined in Section 401(a)(9)(C) of the Code);

(b)	The IRS Uniform Lifetime Table, as amended;

(c)	The value of the Covered Asset Pool (including in some instances the value of this Certificate) as of December 31st of the calendar year preceding the current calendar year; and

(d)	The RMD for the current calendar year (no carry-over from past calendar years) is greater than the Coverage Amount.

Then each calendar year You (or the beneficial owner of the Qualified Account) can make additional Withdrawals from the Account, after the Lock-In Date but before the Insured Event, up to an amount which represents the difference between the RMD (as determined in the manner described in this subsection) amount and the Coverage Amount, without causing an Excess Withdrawal. This annual amount is defined in this Certificate as an “Additional Coverage Amount”.

If, during this time period, You (or the beneficial owner of the Qualified Account) withdraw or transfer less than the Additional Coverage Amount in a calendar year from the Covered Asset Pool, the unused portion cannot be carried over to another calendar year. For purposes of determining the RMD amount, only assets held in the Covered Asset Pool as of December 31st of the calendar year preceding the current calendar year will be taken into account. Qualified Account assets held outside the Covered Asset Pool will not be taken into account for calculating the Additional Coverage Amount.

3.6	Withdrawals

Amounts deducted from the Covered Asset Pool during the term of this Certificate are treated as Withdrawals.

(a)	Prior to the Lock-In Date, any amount withdrawn from the Covered Asset Pool other than an Annual Fee Allowance, if applicable, will be considered an Excess Withdrawal. An Excess Withdrawal prior to the Lock-In Date will reduce the Coverage Base by the greater of (1) or (2), where:

(1)	Is the Excess Withdrawal amount; and

(2)	Is the result of A x (B/C), where:

A =	The Excess Withdrawal amount;

B =	The Coverage Base prior to the Withdrawal; and

C =	The Covered Asset Value after Withdrawal of any Annual Fee Allowance, but before the Excess Withdrawal.

(b)	After the Lock-In Date but before the Insured Event, You can make a Withdrawal without causing an Excess Withdrawal as long as the amount of the Withdrawal does not exceed:

a.	The Coverage Amount and Annual Fee Allowance, if any, for the Certificate Year; and

b.	The Additional Coverage Amount, if any, for the calendar year.

Any Excess Withdrawal will reduce the Coverage Amount on a pro rata basis according to the following formula:

A x (B/C), where:

A =	The Excess Withdrawal amount;

B =	The Coverage Amount prior to the Withdrawal; and

C =	The Covered Asset Value after the Coverage Amount or any Annual Fee Allowance has been Withdrawn, but before the Excess Withdrawal.

After the Lock-In Date but before the Insured Event, the Coverage Base is no longer used to calculate the Coverage Amount and is only used to calculate the Certificate Fee for those Fee Options using Coverage Base as a Fee Basis. If the Coverage Amount decreased due to an Excess Withdrawal after the Lock-In Date, the Coverage Base will be reset to:

(A/B) x C, where:

A =	Coverage Amount after the Excess Withdrawal;

B =	Coverage Amount immediately prior to the Excess Withdrawal; and

C =	Coverage Base prior to the Excess Withdrawal.

An Excess Withdrawal can reduce the Coverage Amount to zero. If the Coverage Amount is reduced to zero due to an Excess Withdrawal, this Certificate terminates without value and no benefits will be paid.

If You withdraw less than the Coverage Amount or Annual Fee Allowance from the Covered Asset Pool in a Certificate Year, the unused portion cannot be carried over to the next Certificate Year.

(c)	After the Insured Event, no Withdrawals are permitted.

3.7	Covered Asset Transfers

The Certificate Owner may make any or all of the following Covered Asset Transfers prior to the Lock-In Date subject to applicable Composition Requirements:

(a)	Add, delete or replace an Eligible Fund(s) for another Eligible Fund(s) or an Eligible Strategy; or

(b)	Add, delete or replace an Eligible Strategy for another Eligible Strategy or Eligible Fund(s).

Any transfer, sale or exchange of a Covered Asset for and into an Ineligible Asset shall be considered to be a Withdrawal and in some instances could constitute an Excess Withdrawal(s).

No Covered Asset Transfers are permissible after the Insured Event. Covered Asset Transfers may impact Your Investment Profile or Eligible Strategy and may trigger an adjustment to the Certificate Fee.

ARTICLE IV – COMPOSITION REQUIREMENTS

4.1	Composition Requirements

Covered Assets must be invested at all times in accordance with the Composition Requirements. Failure to comply with the Composition Requirements may result in termination of this Certificate.

Covered Assets must at all times be allocated either to:

(a)	Eligible Funds in accordance with applicable Composition Requirements as described in Section 4.2; or

(b)	An Eligible Strategy as described in Section 4.3.

We may, in Our sole discretion, change Composition Requirements at any time. For example, We may add, modify, replace or delete Eligible Assets, Asset Class Categories, Asset Category Caps or Fee Factor ranges. In addition, We may reassign one or more Eligible Funds to different Asset Class Categories or change their Fund Factors. The change in one or more Eligible Funds’ Asset Class Categories or Fund Factors could cause the Covered Asset Pool to exceed an Asset Category Cap or highest Fee Factor range. If We change the Composition Requirements, You will be provided with written notice at least [thirty (30)] days before the change. If We notify You that Composition Requirements have changed, You will have [thirty (30)] days from the date of the notice to reallocate the Covered Asset Pool (if necessary). If You fail to reallocate to the then prevailing Composition Requirements within the Compliance Deadline, this Certificate will terminate and no benefits will be paid.

Except for circumstances provided in the immediately preceding paragraph or as outlined in Section 4.3, if at any time, the composition of the Covered Asset Pool does not meet Our then prevailing Composition Requirements, We will send notice of non-compliance and You will have [seven (7)] business days following the date of notice to reallocate to the then prevailing Composition Requirements. If You fail to reallocate to the then prevailing Composition Requirements within the Compliance Deadline, this Certificate will terminate and no benefits will be paid.

We have no duty or obligation to notify or advise any Certificate Owner as to an optimal or more cost efficient manner of managing their Covered Asset Pool. We are not responsible for investment losses or lost opportunities in any way associated with compliance with Composition Requirements. There may be tax and Certificate Fee consequences associated with any reallocations made to the Account.

4.2	Eligible Fund Composition Requirements

If You elect to invest in Eligible Funds, all of the following Composition Requirements must also be met:

(a)	Your entire Covered Asset Pool must be allocated and maintained in Eligible Funds.

(b)	[20%] or more of the Covered Asset Value must be invested in Eligible Funds designated as Asset Class Category [2 (Core Investment Grade Debt)], unless [100%] of the Eligible Funds invested are designated as Asset Class Category [16 (Balanced)] or Asset Class Category [2 (Core Investment Grade Debt)].

(c)	The percentage of the Covered Asset Value invested in any Asset Class Category may not exceed the specified maximum Asset Category Cap, shown in Table 1, as of any Calculation Date before the Insured Event.

(d)	The Fee Factor may not exceed the highest Fee Factor range currently available, as shown in Table 2.

4.3	Eligible Strategy Composition Requirements

If You select an Eligible Strategy, all of the Covered Asset Pool must be allocated and maintained in accordance with that Eligible Strategy on each Calculation Date and immediately following any Subsequent Contribution, Excess Withdrawal, or Covered Asset transfer. Investments in Eligible Strategy Funds will be deemed to meet the Composition Requirements for the selected Eligible Strategy as long as the Covered Asset Pool is allocated in accordance with the then required allocation percentages for the Eligible Strategy. Maintaining the proper allocation percentages may require periodic rebalancing. We assume or undertake no duty or obligation to remind You how or when to rebalance the Covered Asset Pool within an Eligible Strategy or if compliance with these Composition Requirements might otherwise be achieved through investment in Eligible Funds.

Deviation from an Eligible Strategy due to a Withdrawal which is not an Excess Withdrawal and/or market fluctuation must be corrected no later than the next Calculation Date.

4.4	Eligible Strategy Non-Compliance

It is possible that You may fail to comply with Eligible Strategy Composition Requirements but yet comply with Eligible Fund Composition Requirements (assuming that all such Eligible Strategy Funds were also Eligible Funds within then permissible Asset Class Categories and Asset Category Caps). In this event, rather than terminate this Certificate at the end of the Compliance Deadline, We will reclassify the Covered Assets as being fully invested in Eligible Funds, rather than the previous selected Eligible Strategy. This will be treated as a Covered Asset Transfer and will result in a Certificate Fee Adjustment as outlined in Section 6.4.

ARTICLE V – THE INSURED EVENT

5.1	The Insured Event

The Insured Event occurs when the Covered Asset Value has been reduced to zero by means other than an Excess Withdrawal. You are not eligible to receive the Coverage Amount until after the Insured Event and provided all of the following conditions exist:

(a)	This Certificate has not terminated under Article VII;

(b)	The Lock-In Date has been previously established;

(c)	The Covered Person (or at least one of the Covered Persons for a joint life Certificate) is alive;

(d)	The Coverage Amount is greater than zero; and

(e)	All Certificate Fees are paid.

After the Insured Event, the Annual Fee Allowance no longer applies. Advisory Fees, if applicable, will not be paid by Us and must thereafter be paid by You from another source.

ARTICLE VI – CERTIFICATE FEE

6.1	Certificate Fee

The Certificate Fee will be calculated and will be due on the Certificate Date and thereafter on each Quarterversary. Subject to Certificate Fee Adjustments, the Certificate Fee is equal to:

A x B x C, where:

A =	The then applicable annualized Certificate Fee Percentage (as shown in Tables 3a or 3b or on the Certificate Data Page);

B =	The Fee Basis on the Calculation Date (as shown in Table 4);

C =	The number of calendar days in a Certificate quarter divided by the number of calendar days in the Certificate Year.

On the Certificate Date, the Certificate Fee will be calculated using the initial Certificate Fee Percentage as shown on the Certificate Data Page, unless the allocation of the Eligible Funds or Eligible Strategies on the Certificate Date would produce a higher Certificate Fee Percentage, as outlined below.

If the Covered Asset Pool is allocated to Eligible Funds, the Certificate Fee Percentage applicable on each Calculation Date depends on:

(a)	The Fee Option selected as described in Section 6.2; and

(b)	The Investment Profile as described in Section 6.3.

If the Covered Asset Pool is allocated to an Eligible Strategy, the Certificate Fee Percentage applicable on each Calculation Date depends on:

(a)	The Fee Option selected as describe in Section 6.2; and

(b)	The Eligible Strategy selected and shown in Table 3b.

If the Covered Asset Pool is automatically reclassified to Eligible Funds due to a failure to comply with Eligible Strategy Composition Requirements, as described in Section 4.4, the Certificate Fee Percentage will be based on the allocation among Eligible Funds.

The maximum Certificate Fee Percentages are shown in Tables 3a and 3b. We may increase the Certificate Fee Percentage, not to exceed the maximum in conjunction with an Automatic Step-Up.

Certificate Fee Percentages will be reduced by [0.05%] for Net Certificate Contributions of [$500,000] and above. These fee reductions will be applied on a prospective basis and for so long as Net Certificate Contributions exceed this threshold.

The Certificate Fee pays for, among other things, the insurance protections provided by this Certificate. We expect to make a profit based on the Certificate Fee. If We do not receive the Certificate Fee as of the due date, We will notify You of the deficiency at least twice before [forty five (45)] days have elapsed. If the required Certificate Fee is not paid within [sixty (60)] days of the due date, then this Certificate will terminate and no benefits will be paid.

6.2	Fee Options

You may select from several available Fee Options shown in Table 4. The Fee Option selected will determine:

(a)	if Certificate Fees and Advisory Fees may be deducted from the Account without being considered an Excess Withdrawal;

(b)	the maximum Advisor Fee percentage which may be deducted from the Account without being considered an Excess Withdrawal;

(c)	the Fee Basis which will be used in calculating the Certificate Fee; and

(d)	the Certificate Fee Percentage.

6.3	Fund Factors, Fee Factors and Investment Profiles

The Investment Profile for the Covered Asset Pool is calculated each Quarterversary and each time a Contribution, Excess Withdrawal or Covered Asset Transfer is made. If the Covered Asset Pool is allocated to Eligible Funds, Your Investment Profile depends on the value of the Covered Assets multiplied by a Fund Factor assigned to each corresponding Eligible Fund.

Fund Factors, Fee Factors and Investment Profiles are used when the Covered Assets are invested in Eligible Funds. We assign a Fund Factor and Asset Class Category to every Eligible Fund. The Company may change the Fund Factor and Asset Class Category for any Eligible Fund at any time. On the Certificate Date and each Quarterversary, We will use the current Fund Factors to determine the Fee Factor and Investment Profile. A change to a Fund Factor may result in a change to Your Investment Profile. We will notify You of a Fund Factor change by sending notification [thirty (30)] days in advance.

We apply the following steps in calculating the Fee Factor and Investment Profile:

(a)	We confirm compliance with the Composition Requirements;

(b)	We multiply the assigned Fund Factor for each Covered Asset by the value of the Eligible Fund. This calculation is repeated for all Covered Assets. The sum of these calculations is then divided by the Covered Asset Value to derive the Fee Factor; and

(c)	We compare the Fee Factor to the Fee Factor range in Table 2 to determine the Investment Profile.

If the Investment Profile changes due to market fluctuations, a Withdrawal which is not an Excess Withdrawal, or a change made by Us, the Certificate Fee Percentage will not change until the next Calculation Date following notification to You by Us and expiration of the Compliance Deadline.

However, a change in the Investment Profile due to a Covered Asset Transfer, Subsequent Contribution, or Excess Withdrawal taken by You will result in a pro rata adjustment to the Certificate Fee that will be payable on the next Calculation Date as described in Sections 6.4 and 6.5.

6.4	Certificate Fee Adjustments for Covered Asset Transfers

Covered Asset Transfers made by You on other than a Calculation Date may be subject to a Certificate Fee Adjustment. The Certificate Fee Adjustment will be calculated by multiplying:

A x B x C, where:

A =	The Fee Basis as of the date of the most recent Certificate Fee calculation or Certificate Fee Adjustment calculation due to a Subsequent Contribution or Excess Withdrawal;

B =	The Certificate Fee Percentage based on the new Investment Profile or Eligible Strategy, as applicable, minus the Certificate Fee Percentage for the previous Investment Profile or Eligible Strategy, as applicable; and

C =	The number of days remaining in the Certificate quarter divided by the number of days in the Certificate Year.

Based on the composition of the Covered Asset Pool after a Covered Asset Transfer, the Certificate Fee Adjustment may be positive or negative. The Certificate Fee Adjustment will be added to the Certificate Fee and will be due and payable on the next following Calculation Date.

6.5	Certificate Fee Adjustment for Subsequent Contributions and Excess Withdrawals

Subsequent Contributions or Excess Withdrawals made by You on other than a Calculation Date will be subject to a Certificate Fee Adjustment. A Certificate Fee Adjustment, either increasing the fee for Subsequent Contributions or decreasing the fee for Excess Withdrawals, will be calculated by multiplying;

A x B x C, where:

A =	Either the Subsequent Contribution or the Excess Withdrawal, as applicable;

B =	The then applicable Certificate Fee Percentage; and

C =	The number of calendar days remaining in the Certificate quarter divided by the number of calendar days in the Certificate Year.

If a Subsequent Contribution or Excess Withdrawal results in a change in the Investment Profile, an additional fee adjustment will be calculated by multiplying:

A x B x C, where:

A =	The Fee Basis as of the date of the current Certificate Fee Adjustment calculation, reflecting any adjustments to the Fee Basis due to the Subsequent Contribution or Excess Withdrawal;

B =	The Certificate Fee Percentage based on the new Investment Profile or Eligible Strategy, as applicable, minus the Certificate Fee Percentage for the previous Investment Profile or Eligible Strategy, as applicable; and

C =	The number of days remaining in the Certificate quarter divided by the number of days in the Certificate Year.

The sum of all necessary Certificate Fee Adjustments will be added to or subtracted from the Certificate Fee and will be due and payable on the next Calculation Date.

ARTICLE VII – WHEN CERTIFICATE COVERAGE TERMINATES

7.1	Certificate Coverage Termination

This Certificate terminates:

(a)	on a relevant Certificate Owner’s or Covered Person’s death, as the case may be, as described in Section 8.1;

(b)	upon assignment, pledge, viatication, levy or garnishment of any Covered Asset or any of the rights under this Certificate to the Coverage Amount;

(c)	upon the transfer, sale or other disposition of all or substantially all of the Covered Asset Pool into Ineligible Assets;

(d)	upon non-payment of the Certificate Fee;

(e)	on the date the Coverage Base or Coverage Amount is reduced to zero due to an Excess Withdrawal;

(f)	the date We receive any Certificate Owner’s written notice to cancel;

(g)	if the composition of the Covered Asset Pool does not meet the then applicable Composition Requirements and non-compliance is not corrected within the Compliance Deadline;

(h)	if the Financial Institution, the Third-Party Administrator, or You do not provide or give Us access to the information or data necessary for Us to monitor the composition of the Account;

(i)	if Your age (or Your Spouse’s, if a joint life Certificate) is misstated and this Certificate would not have been issued or continued had such age(s) not been misstated;

(j)	if You do not transfer the Account to a then approved Financial Institution within the prescribed time following removal of a Financial Institution as described in Section 7.2;

(k)	change of Law as described in Section 10.4;

(l)	upon termination of the Contract; or

(m)	With respect to a Certificate covering an Account held by a Family Limited Partnership if the Certificate Owners/Covered Persons are no longer the sole general partner(s) of the Family Limited Partnership.

Termination of this Certificate will result in the loss of all current and future benefits provided by this Certificate. We may restrict Your ability to purchase a new Certificate for one (1) year after the date You elected to cancel this Certificate.

7.2	Disapproved Financial Institution

If, prior to the Insured Event, for any reason We remove a Financial Institution maintaining a Certificate Owner’s Account from our list of approved Financial Institutions, You must maintain compliance with the terms of this Certificate and transfer the Account from the disapproved Financial Institution to an approved Financial Institution within [ninety (90)] calendar days.

We will send You a notice upon disapproval of Your current Financial Institution.

This Certificate will terminate unless You:

(a)	move the Account to another approved Financial Institution within [ninety 90] calendar days of the date We send notice of disapproval;

(b)	comply with the Composition Requirements in Article IV and provide or give Us access to the information or data necessary to monitor the composition of the Account at all times; and

(c)	comply with all other applicable terms of this Certificate.

7.3	Unearned Certificate Fee Upon Termination

Upon termination of this Certificate We will refund any unearned Certificate Fee. Certificate Fees will be refunded (subject to any applicable Certificate Fee Adjustment) on a prorated basis for the period beginning on the date of termination and ending on the last day of the current Certificate quarter in which the termination occurs.

ARTICLE VIII – SPOUSAL CONTINUATION AND DIVORCE

8.1	Death Single Life Certificate

Prior to the lock-in date, if the certificate owner/covered person dies, this certificate will terminate as of the date of death and no payments will be made under this certificate unless the following conditions are met:

(a)	This Certificate is in force;

(b)	The deceased Certificate Owner’s (or Qualified Account beneficial owner’s) Spouse on the date of death is the sole beneficiary of this Certificate and Account either directly or via a trust which is a grantor trust for federal income tax purposes (or is a general partner of a Family Limited Partnership which is the beneficiary of the Account);

(c)	The Spouse becomes the sole owner of the Account either directly or via a trust which is a grantor trust for federal income tax purposes (or with respect to a Qualified Account the sole beneficial owner of a compliant Qualified Account where the Covered Asset Pool and if applicable the Certificate Owner rolled in accordance with the Code) (or is a general partner of the Family Limited Partnership holding the Account);

(d)	The Account is not owned by a non-natural person other than a Qualified Account trust, Family Limited Partnership (meeting certain conditions), or a trust which is a grantor trust for federal income tax purposes; and

(e)	The Spouse meets the eligibility requirements for issuing a Certificate as described in Article II.

If all of the above conditions are met, the surviving Spouse may elect to continue this Certificate. In that event, the surviving Spouse will become the Covered Person and the Certificate Owner (unless the Certificate is owned by a Qualified Account or grantor trust whose beneficial owner is the Surviving Spouse).

8.2	Death Joint Life Certificate

Prior to the Lock-In Date, if a Certificate Owner/Covered Person dies, this Certificate will terminate as of the date of death and no payments will be made under this Certificate unless the following conditions are met:

(a)	This Certificate is in force;

(b)	The deceased Certificate Owner’s (or Qualified Account beneficial owner’s) Spouse on the date of death is the sole beneficiary and/or joint Owner of this Certificate and Account either directly or via a trust which is a grantor trust for federal income tax purposes (or is a general partner of a Family Limited Partnership which is the beneficiary of the Account);

(c)	The Spouse becomes the sole owner of the Account either directly or via a trust which is a grantor trust for federal income tax purposes (or with respect to a Qualified Account the sole owner of a compliant Qualified Account where the Covered Asset Pool and if applicable this Certificate was rolled in accordance with the Code) (or is a general partner of the Family Limited Partnership holding the Account); and

(d)	The Account is not owned by a non-natural person other than a Qualified Account trust, Family Limited Partnership (meeting certain conditions), or a trust which is a grantor trust for federal income tax purposes.

If all of the above conditions are met, the surviving Spouse may continue this Certificate. In that event, the surviving Spouse will become the Covered Person and the Certificate Owner (unless this Certificate is owned by a Qualified Account or grantor trust whose beneficial owner is the Surviving Spouse).

NOTE: If this Certificate (either single or joint) is owned by a non-natural person, the previous provisions shall be applied substituting the Covered Person or Covered Persons for the Certificate Owner.

Tax Information

For the purposes of Section 401(a)(9) of the Code in the case of a Certificate owned by a Qualified Account, the Spouse of the beneficial owner of the Qualified Account shall be the sole designated beneficiary of the Qualified Account.

For purposes of Section 72(s) of the Code:

(a)	In the case of a Certificate owned by one individual, the Spouse of each Certificate Owner shall be the designated beneficiary of the Certificate Owner, and

(b)	In the case of a jointly owned Certificate, each joint Certificate Owner shall be the designated beneficiary of the other Certificate Owner.

On or after the Lock-In Date, if a Covered Person dies, this Certificate will terminate and no further payments will be made under this Certificate, unless this Certificate is a joint life Certificate and a Covered Person is alive, in which case this Certificate will continue as long as the surviving Covered Person remains alive.

In the case of a Certificate owned by an eligible non-natural person under Article II, the eligible non-natural person shall be the sole Certificate Owner on behalf of the surviving Covered Person.

In all events, this Certificate will comply with Section 72(s) or 401(a)(9) of the Code, as applicable.

8.3	Divorce

You must immediately notify Us if You complete divorce proceedings regardless of whether this Certificate is held in a single or joint life option. We may require that You provide Us with court records and other information We require.

Transferring or dividing the Account may constitute a Withdrawal or Excess Withdrawal depending on the amounts involved and when concluded. Refer to Section 6.5 for a description of the Certificate Fee Adjustment for any Excess Withdrawals.

If the divorce occurs after the Insured Event, the terms of the divorce settlement agreement or court-issued divorce decree will govern the disposition of any subsequent Covered Amount payments. Provided, however, that such Covered Amount payments may not be split or divided (i.e., the Company will not make payments to multiple payees).

ARTICLE IX – BENEFIT PAYMENTS

9.1	Benefit Payments

Upon the occurrence of the Insured Event, We will pay any remaining Coverage Amount for the current Certificate Year. Thereafter, beginning on the Certificate Anniversary following the Insured Event and provided all conditions herein are met, the Coverage Amount will be paid in the form of a fixed lifetime annuity for as long as the Covered Person(s) are living.

(a)	Single Life Certificates – Payments will be made in equal installments for the life of the Annuitant. Payments cease upon the death of the Annuitant.

(b)	Joint Life Certificates – Payments will be made in equal installments for the life of the Annuitant and Joint Annuitant. Payments cease upon the death of the last surviving Annuitant.

9.2	Frequency of Payments

You may choose to receive payments either monthly, quarterly, semi-annually, or annually. We may require that the amount of any such payments be at least a minimum amount. If We exercise this right, this may result in a different frequency payment option.

ARTICLE X – OTHER IMPORTANT INFORMATION

10.1	Misstatement of Age

If any Covered Person’s Attained Age is misstated, benefits will be adjusted to what the correct Attained Age of the Covered Person would provide. Any underpayment made by Us will be paid with the next payment. Any overpayment made by Us will be deducted from future payments. However, if this Certificate would not have been issued had such age(s) not been misstated, this Certificate will be treated as void from inception and no benefits will be paid. In this case, We will refund any unearned Certificate Fee. Certificate Fees will be refunded (subject to any applicable Certificate Fee Adjustment) on a prorated basis for the period beginning on the first day We discover the misstatement of age and ending on the last day of the Certificate quarter.

10.2	Proof of Age

We may require proof of age at any time.

10.3	Entire Contract and Certificate

This Certificate, any amendments, and endorsements or riders thereon constitute the entire agreement between the Certificate Owner and Us.

10.4	Our Right to Amend this Certificate

This Certificate is intended to qualify as an annuity contract for federal income tax purposes. The provisions of this Certificate are to be interpreted to maintain such qualification. To maintain such qualification, We may unilaterally amend this Certificate to reflect clarifications which may be needed or are appropriate to maintain such tax qualification or to conform this Certificate to any applicable changes in tax qualification requirements. Please note that any impediment to Our ability to exercise this right may result in adverse tax consequences.

We may also amend or delete any term or provision of this Certificate based upon any change of law. A change of law may include, but is not limited to, any change in surplus or reserving requirements relating in any manner to this Certificate as well as the application of any new or additional laws, regulations, bulletins, directives or official interpretations with respect to this Certificate or contingent deferred annuities, generally. We may terminate this Certificate in any state if it is considered to be financial guaranty insurance.

We may also amend this Certificate to add provisions required by any state insurance department, changes in legislation, judicial decree, or regulatory order.

We may, from time to time, offer You the right to relinquish any or all of Your rights under Your Certificate in consideration for any form of remuneration or other benefits, including exchanges of this Certificate for other investments that We may then be offering.

Any changes to this Certificate will be delivered to You and signed by Our President, Secretary or Vice President.

10.5	Non-Participating

This Certificate will not share in Our profit or surplus.

10.6	Assignments

General: This Certificate and all applicable rights (such as the right to receive the Coverage Amount) may not be pledged, viaticated, assigned or transferred without Our prior written approval. We are not responsible for the validity or tax consequences of any assignment. We will not consider any request for approval of an assignment or transfer of contract rights until We receive instructions We consider sufficient from You or any Certificate Owner and any assignee as to the desired allocation of rights under this Certificate.

Qualified Accounts: If a Certificate is issued in connection with or held in a Qualified Account, it may not be assigned, pledged, or sold, nor may it be used as collateral for a loan or as security for the performance of an obligation.

10.7	Evidence of Survival

We may require satisfactory evidence in writing that each Certificate Owner and Covered Person is alive upon and following the Insured Event. If this Certificate is held by a non-natural owner, You must promptly notify Us in writing of the dissolution or the cessation of the legal existence of any Certificate Owner. We may periodically review publicly available sources to confirm the living status of any Certificate Owner or Covered Person. We may also take any and all actions that We deem necessary to address the death or dissolution of a Certificate Owner or Covered Person, whether or not the Certificate Owner informs Us about the same, including, but not limited to, terminating this Certificate.

No benefit payment will be made until We receive such evidence.

10.8	Reports to Certificate Owner

We will give You a report at least once each Certificate Year. This report will show any information required by law or regulation. The report will be sent to Your current address We have on record.

ARTICLE XI – TERMINATION OF THE CERTIFICATE

11.1	Termination

After the Company satisfies all obligations with respect to any benefit established under this Certificate, this Certificate will terminate and the Company will be relieved of all further liability.

Signed for Us at Our home office.

SECRETARY	PRESIDENT

Table 1

Covered Asset Pool Composition Requirements

		Asset Category
Asset Class Category	Asset Class Description	Cap
1	International Investment Grade Debt	50%
2	Core Investment Grade Debt	100%
3	High Yield Debt	20%
4	International High Yield Debt	10%
5	Emerging Markets Debt	10%
6	Real Estate	10%
7	International Large Equity	50%
8	Domestic Large Equity	80%
9	Commodities	10%
10	Domestic Mid Cap Equity	25%
11	Domestic Small Cap Equity	15%
12	Emerging Markets Small Equity	5%
13	Hedge Funds	5%
14	International Small Equity	10%
15	Emerging Markets Large Equity	10%
16	Balanced	100%

Table 2

Investment Profile and Fee Factor Range

	Fee Factor Range
Investment Profile	Greater than:	Not to exceed:
A	70%	80%
B	60%	70%
C	50%	60%
D	40%	50%
E	30%	40%
F	0%	30%

Table 3a

Investment Profile Certificate Fee Percentages at Issue

Investment Profile	[	Fee Option 1 (% of Covered Asset Pool) ]	[	Fee Option 2 (% of Coverage Base) ]	[	Fee Option 3 (% of Coverage Base) ]

	Current	Maximum	Current	Maximum	Current	Maximum

A	1.75%	3.00%	1.40%	3.00%	1.45%	3.00%
B	1.35%	3.00%	1.25%	3.00%	1.30%	3.00%
C	1.15%	3.00%	1.10%	3.00%	1.15%	3.00%
D	1.00%	3.00%	1.00%	3.00%	1.05%	3.00%
E	0.90%	3.00%	0.90%	3.00%	0.95%	3.00%
F	0.80%	3.00%	0.80%	3.00%	0.85%	3.00%

Investment Profile	[	Fee Option 4 (% of Coverage Base) ]	[	Fee Option 5 (% of Coverage Base) ]	[	Fee Option 6 (% of Coverage Base) ]

	Current	Maximum	Current	Maximum	Current	Maximum

A	1.90%	3.00%	2.20%	3.00%	2.35%	3.00%
B	1.60%	3.00%	1.90%	3.00%	2.00%	3.00%
C	1.40%	3.00%	1.60%	3.00%	1.70%	3.00%
D	1.20%	3.00%	1.40%	3.00%	1.50%	3.00%
E	1.00%	3.00%	1.20%	3.00%	1.30%	3.00%
F	0.90%	3.00%	1.05%	3.00%	1.15%	3.00%

Table 3b Eligible Strategy Certificate Fee Percentages at Issue
Eligible Strategy	[	Fee Option 1 (% of Covered Asset Pool) ]	[	Fee Option 2 (% of Coverage Base) ]	[	Fee Option 3 (% of Coverage Base) ]

	Current	Maximum	Current	Maximum	Current	Maximum

A	1.05%	3.00%	0.95%	3.00%	1.00%	3.00%
B	—	—	—	—	—	—
C	—	—	—	—	—	—

Eligible Strategy	[	Fee Option 4 (% of Coverage Base) ]	[	Fee Option 5 (% of Coverage Base) ]	[	Fee Option 6 (% of Coverage Base) ]

	Current	Maximum	Current	Maximum	Current	Maximum

A	1.15%	3.00%	1.40%	3.00%	1.50%	3.00%
B	—	—	1.05%	3.00%	—	—
C	—	—	—	—	0.90%	3.00%

Table 4

Certificate Fee Options

Fee Option	Certificate Fee deducted from Covered Assets?	Advisory Fee deducted from Covered Assets?	Maximum Percentage of Advisory Fee deducted from Covered Assets (as a % of the Covered Asset Pool)	Fee Basis
1	No	No	N/A	Covered Asset Pool
2	No	Yes	1.00%	Coverage Base
3	No	Yes	1.50%	Coverage Base
4	Yes	No	N/A	Coverage Base
5	Yes	Yes	1.00%	Coverage Base
6	Yes	Yes	1.50%	Coverage Base

Table 5

Coverage Percentages

Single Life Certificate1

Attained Age	10-Year United States Treasury Bond Yield[3]
of the Covered Person On Lock-In Date[2]

	[0.00% to less than 4.50%]	[4.50% to less than 5.00%]	[5.00% to less than 5.50%]	[5.50% to less than 7.00%]	[7.00% or greater]
[60	[4.0%	4.0%	4.5%	5.0%	5.5%
61	4.0%	4.1%	4.6%	5.1%	5.6%
62	4.0%	4.2%	4.7%	5.2%	5.7%
63	4.0%	4.3%	4.8%	5.3%	5.8%
64	4.0%	4.4%	4.9%	5.4%	5.9%
65	4.0%	4.5%	5.0%	5.5%	6.0%
66	4.1%	4.6%	5.1%	5.6%	6.1%
67	4.2%	4.7%	5.2%	5.7%	6.2%
68	4.3%	4.8%	5.3%	5.8%	6.3%
69	4.4%	4.9%	5.4%	5.9%	6.4%
70	4.5%	5.0%	5.5%	6.0%	6.5%
71	4.6%	5.1%	5.6%	6.1%	6.6%
72	4.7%	5.2%	5.7%	6.2%	6.7%
73	4.8%	5.3%	5.8%	6.3%	6.8%
74	4.9%	5.4%	5.9%	6.4%	6.9%
75	5.0%	5.5%	6.0%	6.5%	7.0%
76	5.1%	5.6%	6.1%	6.6%	7.1%
77	5.2%	5.7%	6.2%	6.7%	7.2%
78	5.3%	5.8%	6.3%	6.8%	7.3%
79	5.4%	5.9%	6.4%	6.9%	7.4%
80	5.5%	6.0%	6.5%	7.0%	7.5%
81	5.6%	6.1%	6.6%	7.1%	7.6%
82	5.7%	6.2%	6.7%	7.2%	7.7%
83	5.8%	6.3%	6.8%	7.3%	7.8%
84	5.9%	6.4%	6.9%	7.4%	7.9%
85 +]	6.0%	6.5%	7.0%	7.5%	8.0%]

[1]	Each of the Coverage Percentages will be [0.5%] lower under a joint life option.
[2]	Under a joint life option, the attained age of younger Covered Person prevails.
[3]

The 10-year United States Treasury Bond Yield will be determined as the closing yield as quoted by Bloomberg.com. We reserve the right, subject to Insurance Commissioner approval, to substitute a comparable index if 10 year U.S. Treasury Bonds cease to be issued on a regular basis.

TRANSAMERICA ADVISORS LIFE INSURANCE

COMPANY

A Stock Company

Home Office: [Little Rock, Arkansas]

[1-800-553-5957]

INDEX

Right To Examine	Page 1
Certificate Data	Page 2
Definitions	Page 3-8
When Certificate Coverage Starts	Page 9-11
Amount of Coverage	Page 12-16
Composition Requirements	Page 16-18
The Insured Event	Page 18
Certificate Fee	Page 18-21
When Certificate Coverage Terminates	Page 22-23
Spousal Continuation and Divorce	Page 23-25
Benefit Payments	Page 25
Other Important Information	Page 25-27
Termination of the Certificate	Page 27
Covered Asset Pool Composition Requirements	Page 28
Investment Profile and Fee Factor Range	Page 28
Investment Profile Certificate Fee Percentages at Issue	Page 29
Eligible Strategy Certificate Fee Percentages at Issue	Page 29
Certificate Fee Options	Page 30
Coverage Percentages	Page 31

GROUP CONTINGENT DEFERRED ANNUITY CERTIFICATE

Non-Participating